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                          Coastal Physician Group, Inc.

                 (Name of Registrant as Specified In Its Charter)

                          Coastal Physician Group, Inc.

                    (Name of Person(s) Filing Proxy Statement)

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         TO OUR SHAREHOLDERS:

              As you know, 1995 was a very difficult year for Coastal Physician Group. Under the Company's former leadership, Coastal commenced an aggressive acquisition program beginning in July 1993 that was intended to diversify and strengthen the organization. Instead, Coastal lost its strategic focus. This resulted in a deterioration of the Company's financial performance from net income of $20.7 million, or $0.92 per share, in 1994 to a net loss of $46.9 million, or $1.98 per share, by the end of 1995. This is clearly unacceptable - to the Company's Board of Directors, to our management team and our employees, and to you, our shareholders.

              Your Company's Board of Directors and management are convinced, however, that Coastal can regain its strategic focus and its operational and financial strength, and we have already begun to take the steps we believe necessary to achieve those goals. Beginning in March 1996, we began the implementation of a Comprehensive Business Plan designed to revitalize our core operations, restore profitability and maximize shareholder value. This plan consists of two key elements:

              - Implementing a Management Action Plan designed to improve the efficiency and performance of each of the Company's operations and businesses. The Board has retained the national turnaround services unit of Price Waterhouse LLP to help develop and implement the Management Action Plan.

              - Pursuing a Strategic and Financial Plan which was developed by management following a strategic study conducted by Morgan Stanley & Co., Incorporated. This plan, approved by the Board in early July 1996, is focused on the divestiture of nonstrategic business units and the refinancing and ultimate paydown of debt.

              We Are Committed to Maximizing Shareholder Value

              Together, these plans constitute Coastal's Comprehensive Business Plan which is designed to maximize shareholder value. Consistent with that objective, Coastal's management team and committee of independent directors will actively pursue and evaluate all strategic alternatives to maximize shareholder value, including the possible sale or disposition of assets in addition to those currently slated for sale, an investment from strategic or financial partners or the sale of the entire Company.

              It is imperative that Coastal continue to concentrate on the effective management of the Company's core operations in order to provide the best opportunity for enhancing asset and share value. A new credit facility finalized in late May provides the Company with up to $40 million of additional borrowing availability and the financial flexibility to successfully execute these action plans.





              Coastal is Achieving Meaningful, Measurable Improvements in our Operations

              The fundamental elements of our action plan are progressing ahead of schedule in terms of cash flow enhancement, and we are continuing to vigorously pursue the steps necessary to achieve an operational and financial turnaround.

              Coastal's businesses are beginning to show clear signs of improvement. For example:

              - As of July 31, the Company's hospital-based contract services division had terminated 34 unprofitable contracts which is expected to improve EBITDA (earnings before interest, taxes, depreciation and amortization) by nearly $4 million per year. Twelve contracts have been renegotiated to provide Coastal with a reasonable profit margin. New business development during the first six months of 1996 has been successful as compared to the same period in 1995. During the first half of this year, CPS added more than $14 million in revenue, with an aggregate EBITDA margin of approximately 14 percent - an improvement over the same period in 1995.

              - Healthplan Southeast, the Company's northern Florida health maintenance organization, reported that its medical loss ratio improved in the second quarter to 84.8% from 92.5% in the first quarter, reflecting more efficient contracting and utilization review processes. Healthplan Southeast achieved a return to profitability during the second quarter for the first time since the first quarter of 1995.

              The Company has already begun actively marketing the sale of our non-core assets, including our clinical operations in Florida, Maryland, New Jersey and North Carolina, our Preferred Provider Organization in North Carolina, and our New York-based prepaid health services plan for Medicaid recipients. Management will continue to analyze corporate overhead costs, and has developed a preliminary plan to decrease expenses as asset sales progress.

              The turnaround process in which we are currently and actively engaged is based on managerial and financial discipline and on the skillful execution of business fundamentals. While our Company's recent performance is clearly unacceptable, we are making real progress.

              The strategic and orderly sale of selected non-core assets, in combination with the operational improvements currently under way, should enable Coastal to meet its near-term obligations and position the Company for the future. This process will also allow management to concentrate its efforts on businesses where the Company has historically demonstrated expertise and can deliver added value for our customers - which include our hospital-based contract services and our billing and accounts receivable management services businesses - while we continue to actively pursue all available strategic options.






              The Board believes that this is the best approach to maximize the value of the Company for you. We appreciate your interest and support, and will keep you informed of our progress.


         Sincerely,

         /s/ Jacque J. Sokolov              /s/ Joseph G. Piemont

         Jacque J. Sokolov, M.D.            Joseph G. Piemont
         Chairman of the Board              President and Chief
         Executive Officer

         August 21, 1996